   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1997

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

      NIPSCO CAPITAL MARKETS, INC.              NIPSCO INDUSTRIES, INC.
      AS ISSUER AND REGISTRANT OF       AS ISSUER AND REGISTRANT OF OBLIGATIONS
            DEBT SECURITIES                PURSUANT TO THE SUPPORT AGREEMENT
 (EXACT NAME OF REGISTRANT AS SPECIFIED  (EXACT NAME OF REGISTRANT AS SPECIFIED
            IN ITS CHARTER)                         IN ITS CHARTER)

                INDIANA                                 INDIANA
    (STATE OR OTHER JURISDICTION OF         (STATE OR OTHER JURISDICTION OF
     INCORPORATION OR ORGANIZATION)          INCORPORATION OR ORGANIZATION)

               35-1762940                              35-1719974
  (I.R.S. EMPLOYER IDENTIFICATION NO.)    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               5265 HOHMAN AVENUE
                             HAMMOND, INDIANA 46320
                                 (219) 853-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                               JERRY M. SPRINGER
                            NIPSCO INDUSTRIES, INC.
                               5265 HOHMAN AVENUE
                             HAMMOND, INDIANA 46320
                                 (219) 853-5353
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:

            ANDREW A. KLING                       MITCHELL L. HOLLINS
         SCHIFF HARDIN & WAITE               SONNENSCHEIN NATH & ROSENTHAL
            7200 SEARS TOWER                        8000 SEARS TOWER
        CHICAGO, ILLINOIS 60606                 CHICAGO, ILLINOIS 60606
             (312) 876-1000                          (312) 876-8144

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration
Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      PROPOSED     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF         AMOUNT TO BE MAXIMUM OFFERING    AGGREGATE        AMOUNT OF
    SECURITIES TO BE REGISTERED       REGISTERED   PRICE PER UNIT   OFFERING PRICE  REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Debt Securities....................  $300,000,000       100%         $300,000,000      $90,909.09
----------------------------------------------------------------------------------------------------
Obligations Pursuant to the Support
 Agreement.........................      (1)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) No separate consideration will be received for the obligations pursuant to the Support Agreement.

                                --------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED             , 1997

                                  $300,000,000

                          NIPSCO CAPITAL MARKETS, INC.
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                  -----------

                 ENTITLED TO THE BENEFIT OF A SUPPORT AGREEMENT
             PROVIDING FOR THE PAYMENT OF PRINCIPAL AND INTEREST BY

                            NIPSCO INDUSTRIES, INC.

                                  -----------

  NIPSCO Capital Markets, Inc. (the "Company") may offer from time to time up to $300,000,000 aggregate principal amount, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes due nine months or more from date of issue (the "Notes"). Such aggregate principal amount is subject to
                                                   (Continued on following page)
                                  -----------

  SEE "RISK FACTORS" COMMENCING ON PAGE S-3 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                 AGENTS' DISCOUNTS
                     PRICE TO           AND                 PROCEEDS TO
                    PUBLIC(1)    COMMISSIONS(1)(2)         COMPANY (1)(3)
                    ---------    -----------------         --------------
Per Note..........     100%         .125%-.750%           99.875%-99.250%
Total(4).......... $300,000,000 $375,000--$2,250,000 $299,625,000--$297,750,000

-----
(1) Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (the "Agents"), individually or in a syndicate, may purchase Notes, as principal, from the Company for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If agreed to by the Company and an Agent, such Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of a Note, depending upon its stated maturity, sold through an Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through such Agent will be negotiated between the Company and such Agent at the time of such sale. See "Plan of Distribution."
(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Before deducting expenses payable by the Company estimated at $255,400.
(4) Or the equivalent thereof in one or more foreign or composite currencies.

                                  -----------

  The Notes are being offered on a continuing basis by the Company to or through the Agents. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. There is no assurance that the Notes offered hereby will be sold or, if sold, that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer on an agency basis, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

                                  -----------

GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                                            MORGAN STANLEY & CO.
                                                               INCORPORATED

                                  -----------

           The date of this Prospectus Supplement is         , 1997.

(Continued from previous page)

reduction as a result of the sale by the Company of other Debt Securities described in the accompanying Prospectus. Each Note will mature on any day nine months or more from the date of issue, as specified in the applicable pricing supplement hereto (each, a "Pricing Supplement"), and may be subject to redemption at the option of the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity Date, if specified in the applicable Pricing Supplement. In addition, each Note will be denominated and/or payable in United States dollars or a foreign or composite currency, as specified in the applicable Pricing Supplement. The Notes, other than Foreign Currency Notes, will be issued in minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while Foreign Currency Notes will be issued in the minimum denominations specified in the applicable Pricing Supplement.

  The Company may issue Notes that bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon is determined by reference to one or more of the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate basis or formula, as adjusted by any Spread and/or Spread Multiplier. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable monthly, quarterly, semiannually or annually in arrears, as specified in the applicable Pricing Supplement, and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement. Interest on each Fixed Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on March 15 and September 15 of each year and on the Maturity Date. The Company may also issue Discount Notes, Indexed Notes and Amortizing Notes.

  The interest rate, or formula for the determination of the interest rate, if any, applicable to each Note and the other variable terms thereof will be established by the Company on the date of issue of such Note and will be specified in the applicable Pricing Supplement. Interest rates or formulas and other terms of Notes are subject to change by the Company, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

  Each Note will be issued in book-entry form (a "Book-Entry Note") or in fully registered certificated form (a "Certificated Note"), as specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (or such other depositary identified in the applicable Pricing Supplement) (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Except in limited circumstances, Book-Entry Notes will not be exchangeable for Certificated Notes.

  IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY ONE OR MORE AGENTS AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT(S) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                                 RISK FACTORS

  This Prospectus Supplement does not describe all of the risks of an investment in Notes, whether resulting from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. The Company and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of investing in such Notes in light of their particular circumstances. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas. Prospective investors should carefully consider, among other factors, the matters described below.

STRUCTURE RISKS

  An investment in Notes indexed, as to principal, premium, if any, and/or interest, if any, to one or more interest rate, currency (including exchange rates and swap indices between currencies or composite currencies) or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that no interest will be payable in respect of such Notes or will be payable at a rate lower than one applicable to a conventional fixed rate or floating rate debt security issued by the Company at the same time, that repayment of the principal and/or premium, if any, in respect of such Notes may occur at times other than that expected by the holders of Notes ("Holders"), and that the Holders could lose all or a substantial portion of principal and/or premium, if any, payable with respect to such Notes on the Maturity Date (as defined under "Description of Notes--General"). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices or formula or formulas will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

  Any optional redemption feature of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, Holders generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such Notes.

  The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of the secondary market if one develops. See "Plan of Distribution."

  The secondary market, if any, for Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Holders may not be able to sell such Notes readily or at prices that will enable them to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Notes (as defined under "Description of Notes--General") entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the Specified Currency (as defined under "Description of Notes--General") and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign or composite currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

  Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the Specified Currency on such date. Even if there are no exchange controls, it is possible that the Specified Currency would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In such cases, the Company will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars. See "Special Provisions Relating to Foreign Currency Notes-- Availability of Specified Currency."

CREDIT RATINGS

  The credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in such Notes in light of their particular circumstances.

                             DESCRIPTION OF NOTES

  The Notes will be issued as a series of Debt Securities under an Indenture, dated as of February 14, 1997, as amended or modified from time to time (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable Pricing Supplement.

GENERAL

  All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured general obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the Holders, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $300,000,000 aggregate principal of Notes offered hereby.

  The Notes are currently limited to up to $300,000,000 aggregate principal amount, or the equivalent thereof in one or more foreign or composite currencies. Each Note will mature on any day nine months or more from its date of issue (the "Stated Maturity Date"), as specified in the applicable Pricing Supplement, unless the principal thereof (or any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at the option of the Company, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal of such Note repayable on such date). Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. The Company may also issue Discount Notes, Indexed Notes and Amortizing Notes (as such terms are hereinafter defined).

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign or composite currencies ("Foreign Currency Notes"). See "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any." The currency or composite currency in which a particular Note is denominated (or, if such currency or composite currency is no longer legal tender for the payment of public and private debts, such other currency or composite currency of the relevant country which is then legal tender for the payment of such debts) is herein referred to as the "Specified Currency" with respect to such Note. References herein to "United States dollars", "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

  Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The Company believes that, unless otherwise specified in the applicable Pricing Supplement, the Agent from or through which a Foreign Currency Note is purchased may be prepared to arrange for the conversion of United States dollars into the Specified Currency in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Each such conversion will be made by such Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes."

  Interest rates offered by the Company with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by the Company from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by the Company.

  Each Note will be issued as a Book-Entry Note represented by one or more fully registered Global Securities or as a fully registered Certificated Note. The minimum denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement, while the minimum denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

  Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "--Book-Entry Notes." In the case of Certificated Notes, payment of principal and premium, if any, due on the Maturity Date will be made in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment on an Optional Repayment Date, upon submission of a duly completed election form in accordance with the provisions described below) at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. Payment of interest, if any, due on the Maturity Date of a Certificated Note will be made to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. Payment of interest, if any, due on a Certificated Note on any Interest Payment Date (as hereinafter defined) other than the Maturity Date will be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register of the Company. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any."

  As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the Specified Currency (unless the Specified Currency is European Currency Units ("ECU"), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means a day on which dealings in the Designated LIBOR Currency (as hereinafter defined) are transacted in the London interbank market.

  "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency (except as described in the immediately preceding paragraph with respect to ECU) or (ii) the capital city of the country to which the Designated LIBOR Currency, if applicable, relates (or, in the case of ECU, Luxembourg), except, in each case, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan (solely in the case of clause (i) above) and Zurich, respectively, unless specified in the applicable Pricing Supplement.

  Book-Entry Notes may be transferred or exchanged only through the Depositary. See "--Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be made by the Company or the Trustee for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

REDEMPTION AT THE OPTION OF THE COMPANY

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the Holders thereof not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. For a discussion of the redemption of Discount Notes, see "-- Discount Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

  The Notes will be repayable by the Company at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee, not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. For a discussion of the repayment of Discount Notes, see "--Discount Notes."

  Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "--Book-Entry Notes."

  If applicable, the Company will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any such repayment.

  The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

 General

  Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

  Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date

(as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

 Fixed Rate Notes

  Interest on Fixed Rate Notes will be payable on March 15 and September 15 of each year or on such other date(s) specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

 Floating Rate Notes

  Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Eleventh District Cost of Funds Rate, (v) the Federal Funds Rate, (vi) LIBOR, (vii) the Prime Rate, (viii) the Treasury Rate, or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note", or as having an Addendum attached or having "Other/Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases

  (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

  The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

  The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month); (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

  The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; the "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as hereinafter defined); and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

  Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Pricing Supplement applied.

  Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

  CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

  COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                              D x 360
                      Money Market Yield =  ------------- X 100
                                            360 - (D x M)


where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

  ELEVENTH DISTRICT COST OF FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

  FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

    (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR

  Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

  "Designated LIBOR Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency or composite currency is specified in the applicable Pricing Supplement, United States dollars.

  "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

  PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate

Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent. If fewer than four such quotations are so provided, then the Prime Rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include affiliates of the Agents) to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace such page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

  TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

  Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and described in the applicable Pricing Supplement.

DISCOUNT NOTES

  The Company may offer Notes ("Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Tax Considerations".

INDEXED NOTES

  The Company may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies (including a composite currency such as the ECU) relative to an indexed currency or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

AMORTIZING NOTES

  The Company may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

BOOK-ENTRY NOTES

  The Company has established a depositary arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

  Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

  So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

  Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Securities or the Company becomes aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, the Company shall not have appointed a successor to the Depositary within 90 days thereafter, (ii) the Company, in its sole discretion, determines that the Global Securities shall be exchangeable for Certificated Notes or (iii) an Event of Default (or event which with the giving of notice or lapse of time would constitute an Event of Default) shall have occurred and be continuing with respect to the Notes under the Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

  The following is based on information furnished by the Depositary:

    The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

    To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to

  Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

    The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

  Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Company and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors-- Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

  Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal of, and premium, if any, and interest, if any, on, a Foreign Currency Note in the Specified Currency. Any such amounts payable by the Company in the Specified Currency will be converted by the exchange rate agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders unless otherwise specified in the applicable Pricing Supplement or the Holder of such Foreign Currency Note elects, in the manner hereinafter described, to receive such amounts in the Specified Currency.

  Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

  Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

  Unless otherwise specified in the applicable Pricing Supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of the related Global Security or Securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the Specified Currency.

  Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to Notes denominated in United States dollars. See "Description of Notes--General." Payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee, in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

  Except as set forth below, if the Specified Currency for a Foreign Currency
Note is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate, computed by the Exchange Rate Agent, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

  If the Specified Currency for a Foreign Currency Note is a composite currency that is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (the "Component Currencies") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the Market Exchange Rate on the second Business Day prior to the required payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

  The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

JUDGMENTS

  Under current New York law, a state court in the State of New York rendering a judgment in respect of a Foreign Currency Note would be required to render such judgment in the Specified Currency, and such foreign currency judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of such judgment. Accordingly, the Holder of such Foreign Currency Note would be subject to exchange rate fluctuations between the date of entry of such foreign currency judgment and the time the amount of such foreign currency judgment is paid to such Holder in United States dollars and converted by such Holder into the Specified Currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

  The Company will indemnify the Holder of any Note against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due under such Note and such judgment or order requiring payment in a currency or composite currency (the "Judgment Currency") other than the Specified Currency, and as a result of any variation between (i) the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Holder of such Note, on the date of payment of such judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received by such Holder, as the case may be.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the

Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

 PAYMENTS OF INTEREST

  Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

 ORIGINAL ISSUE DISCOUNT

  The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Original Issue Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

  For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue

Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount
Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if interest on such Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

  In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate.

Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

  If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if such Note were treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996 the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

 SHORT-TERM NOTES

  Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the

Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

 MARKET DISCOUNT

  If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

 PREMIUM

  If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

 DISPOSITION OF A NOTE

  Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN CURRENCY

  As used herein, "Foreign Currency" means a currency or composite currency other than U.S. dollars.

 PAYMENTS OF INTEREST IN A FOREIGN CURRENCY

  CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

  ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

PURCHASE, SALE AND RETIREMENT OF NOTES

  A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

  Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of such Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

  Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the
Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

 ORIGINAL ISSUE DISCOUNT

  In the case of an Original Issue Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and
(iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

 PREMIUM AND MARKET DISCOUNT

  In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

  With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

 EXCHANGE OF FOREIGN CURRENCIES

  A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

  Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis for sale by the Company to or through Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from the Company from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by the Company and an Agent, such Agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay a commission to an Agent, ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as an agent of the Company. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as an agent of the Company will be negotiated between the Company and such Agent at the time of such sale. The Company may also sell Notes directly to purchasers in those jurisdictions in which it is permitted to do so and may engage other agents to act on the same terms as the Agents. No commission will be payable by the Company on Notes sold directly by the Company.

  Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from the Company as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

  The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with the Company or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

  Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes--General."

  Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities (including liabilities under the Securities
Act). The Company has agreed to reimburse the Agents for certain other expenses.

  In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with the Company and certain of its affiliates.

  From time to time, the Company may issue and sell other Debt Securities described in the accompanying Prospectus, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

                                LEGAL OPINIONS

  The validity of the Notes offered hereby will be passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois. See "Legal Opinions" in the Prospectus. Certain legal matters relating to the Notes offered hereby will be passed upon for the Agents by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE   +
+SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY  +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   +
+THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE      +
+SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE      +
+WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED           , 1997
                                  $300,000,000
                          NIPSCO CAPITAL MARKETS, INC.
                                DEBT SECURITIES
                 ENTITLED TO THE BENEFIT OF A SUPPORT AGREEMENT
             PROVIDING FOR THE PAYMENT OF PRINCIPAL AND INTEREST BY
                            NIPSCO INDUSTRIES, INC.
  NIPSCO Capital Markets, Inc., an Indiana corporation ("Capital"), may offer from time to time up to $300,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its unsecured debt securities (the "Debt Securities"). The Debt Securities offered pursuant to this Prospectus may be issued in one or more series or in amounts, at prices and on terms to be determined at or prior to the time of sale and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). The Debt Securities are entitled to the benefits of a Support Agreement, dated as of April 4, 1989 (as amended, the "Support Agreement"), between Capital and its parent company, NIPSCO Industries, Inc. ("Industries"), providing for the payment of principal and interest, if any, on the Debt Securities in the event of default of Capital.

  Certain specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including, where applicable, the initial public offering price of the Debt Securities, the net proceeds thereof to Capital, any listing of such Debt Securities on a securities exchange and any other special terms. The Prospectus Supplement will set forth with regard to the Debt Securities being offered, without limitation, the specific designation, priority of payment, aggregate principal amount, authorized denominations, maturity, any interest rate (which may be fixed or variable) or method of calculation of interest and date or dates of payment of any interest, any premium, the place or places where principal of, premium, if any, and any interest on the Debt Securities will be payable, any terms of redemption at the option of Capital or the holder of any Debt Securities, any terms for sinking fund payments, the currency or currencies, composite currency, currency unit or currency units (collectively, the "Currency") of denomination and payment, any terms for conversion or exchange and any other terms in connection with the offering and sale of Debt Securities in respect of which this Prospectus is delivered.

                                  -----------

THESE DEBT SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
  CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  Capital may sell the Debt Securities directly to other purchasers or through agents and may also sell the Debt Securities to or through underwriters or dealers. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any agents, underwriters or dealers involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable fee, commission and discount arrangements with them. See "Plan of Distribution" for a description of possible indemnification arrangements among Capital and Industries and any agents, underwriters or dealers.

  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE DEBT SECURITIES WITHOUT DELIVERY OF ONE OR MORE PROSPECTUS SUPPLEMENTS.

                                  -----------

               The date of this Prospectus is             , 1997.

                             AVAILABLE INFORMATION

  Capital and Industries have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  Industries is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Industries with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Such reports, proxy statements and other information concerning Industries may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges certain of Industries' securities are listed.

  On September 25, 1992, the staff of the Commission informed Industries and Capital by letter that it would not recommend enforcement action to the Commission if Capital did not file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act, subject to Industries' compliance with the conditions set forth therein. In reliance upon such letter, no documents have been filed or will be filed by Capital under the Exchange Act. Capital does not intend to issue any periodic or other reports to holders of the Debt Securities. Capital has been advised by the Commission's staff that financial information regarding Capital need not be included in any registration statement on Form S-3 filed by Capital and Industries with respect to the Debt Securities and the Support Agreement.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by Industries with the Commission are incorporated herein by reference:

    (a) Industries' Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    (b) Industries' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

    (c) Industries' Current Report on Form 8-K as filed on February 14, 1997.

  All documents subsequently filed by Industries pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  INDUSTRIES WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO NINA M. RAUSCH, SECRETARY, NIPSCO INDUSTRIES, INC., 5265 HOHMAN AVENUE, HAMMOND, INDIANA 46320, TELEPHONE NUMBER (219) 853-5199.

                                 THE COMPANIES

                                    CAPITAL

  Capital was incorporated in Indiana in 1989. Capital was organized by Industries to engage in financing activities that provide funds for use in Industries' business operations and those of its direct and indirect wholly-owned subsidiaries, excluding Northern Indiana Public Service Company ("Northern Indiana"). Industries owns all of the 1,000 authorized capital shares of Capital.

  On April 4, 1989, Capital and Industries entered into the Support Agreement, which subsequently was amended as of May 15, 1989, December 10, 1990, and February 14, 1991. Under the Support Agreement, Industries has agreed, among other things, to ensure the timely payment of principal, premium, if any, and interest owed on any debt securities issued by Capital, with the limitation that no holder of such debt securities will have recourse to or against the stock or assets of Northern Indiana, or any interest of Industries or Capital therein. See "Description of the Support Agreement."

  On March 27, 1991, the Commission issued an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), granting an exemption to Capital from all of the provisions of the Investment Company Act, subject to Capital's compliance with the conditions set forth therein.

  The principal executive offices of Capital are located at 5265 Hohman Avenue, Hammond, Indiana 46320. Its telephone number is (219) 853-5200.

                                   INDUSTRIES

  Industries is an Indiana corporation, incorporated in 1987, which serves as the holding company for a number of wholly-owned subsidiaries, including three public utility operating companies: Northern Indiana, Kokomo Gas and Fuel Company ("Kokomo Gas") and Northern Indiana Fuel and Light Company, Inc. ("NIFL"). In addition to Capital, Industries has two other major non-utility subsidiaries, NIPSCO Development Company, Inc. and NIPSCO Energy Services, Inc. The principal executive offices of Industries are located at 5265 Hohman Avenue, Hammond, Indiana 46320, and its telephone number is (219) 853-5200.

  Northern Indiana, Industries' largest and dominant subsidiary, was incorporated in Indiana in 1912 and supplies electricity and natural gas to the public in 30 counties in the northern part of Indiana, serving an area of about 12,000 square miles with a population of approximately 2,188,000. At December 31, 1996, it supplied approximately 411,500 customers with electricity and approximately 653,000 customers with natural gas. For the fiscal year ended December 31, 1996, about 58% of its revenues were derived from the sale of electricity and about 42% from the sale and transportation of natural gas. Kokomo Gas, which was incorporated in Indiana in 1917, and NIFL, which was incorporated in Indiana in 1906, are both engaged in supplying natural gas to the public in service territories contiguous to Northern Indiana's service territory. At December 31, 1996, Kokomo Gas and NIFL served approximately 32,900 and 32,400 customers, respectively.

  Industries expects to complete the acquisition of IWC Resources Corporation, an Indiana corporation ("IWC Resources"), on or about March 31, 1997 for approximately $290,000,000. See "Use of Proceeds" below. IWC Resources is a holding company which owns and operates seven subsidiaries, including two regulated water utility companies which supply water to approximately 240,000 customers for residential, commercial and industrial uses, and fire protection service, in Indianapolis, Indiana, and surrounding areas. Upon completion of the acquisition, IWC Resources will be a wholly-owned subsidiary of Industries.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth Industries' ratio of earnings to fixed charges for the periods indicated:

                                           YEAR ENDED DECEMBER 31,
                                           ----------------------------
                                           1996  1995  1994  1993  1992
                                           ----  ----  ----  ----  ----
      Ratio of Earnings to Fixed Charges.  3.21x 3.30x 3.10x 3.00x 2.74x

  For the purpose of calculating the ratios of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, and "fixed charges" consist of interest on all indebtedness, amortization of debt expense, the percentage of rental expense on operating leases deemed representative of the interest factor, and preferred stock dividend requirements of majority-owned subsidiaries.

  A statement setting forth the computation of ratio of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement, Capital will advance the net proceeds of this offering to Industries promptly after completion of the offering. In the interim, Capital will invest any funds held by it only in the manner permitted by Rule 3a-5 under the Investment Company Act of 1940, as amended. Industries will use substantially all of the funds received to repurchase common stock granted in connection with the pending acquisition of IWC Resources. Industries will use most of the remaining proceeds received for the repayment of indebtedness, and any remaining balance will be used for general corporate purposes. Pending application of such net proceeds for specific purposes, such proceeds may be invested in short-term or marketable securities. Specific allocations of proceeds to a particular purpose that have been made at the date of any Prospectus Supplement will be described therein.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued under an Indenture, dated as of February 14, 1997 (the "Indenture"), among Capital, Industries and The Chase Manhattan Bank, as trustee (the "Trustee"), which shall act as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended. The forms of the Indenture and the Debt Securities are filed as exhibits to the Registration Statement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture.

  The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Debt Securities and the Indenture, including the definitions therein of certain terms.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder. The Debt Securities may be issued from time to time in one or more series up to the aggregate principal amount which may be authorized therefor from time to time by Capital.

  The Indenture does not contain provisions to afford the Holders of Debt Securities protection in the event of a highly leveraged transaction or a takeover attempt nor do they contain provisions requiring the repurchase of any Debt Securities upon a change in control of Capital. In addition, the Indenture does not contain any provisions that would limit the ability of Capital and its subsidiaries to incur unsecured indebtedness.

  The Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a discount below their principal amount. United States federal income tax, accounting and other special considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof. In addition, the Debt Securities may, for United States federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") even if such securities are offered and sold at an amount equal to their stated principal amount. The United States federal income tax consequences of Debt Securities deemed to be issued with OID will be described in any Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

  The Debt Securities may be issued as Registered Securities or Bearer Securities. At the option of the Holder, Registered Securities of any series (except a Global Security representing all or a portion of such series) may be exchanged for Registered Securities of the same series, Stated Maturity and original issue date, of any authorized denominations and of like tenor and aggregate principal amount, upon surrender of the Debt Securities to be exchanged at the office or agency in a Place of Payment maintained for such purpose for such series. At the option of the Holder, Bearer Securities of any series may be exchanged for Registered Securities of the same series, Stated Maturity and original issue date, of any authorized denominations and of like tenor and aggregate principal amount, upon surrender of the Bearer Securities to be exchanged at any such office or agency, with all unmatured coupons and all matured coupons in default thereto appertaining. If the Holder of a Bearer Security is unable to produce any such unmatured coupon or coupons or matured coupon or coupons in default, such exchange may be effected if the Bearer Securities are accompanied by payment in funds acceptable to Capital and the Trustee in an amount equal to the face amount of such missing coupon or coupons, or the surrender of such missing coupon or coupons may be waived by Capital and the Trustee if there be furnished to them such security or indemnity as they may require to save each of them and any Paying Agent harmless.

  The Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the Corporate Trust Office of the Trustee or at the office of any transfer agent designated by Capital for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement applicable thereto. No service charge will be made for any transfer or exchange of Debt Securities, but Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If any Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by Capital with respect to any series of Debt Securities, Capital may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, Capital will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, Capital will be required to maintain (in addition to the Trustee) a transfer agent in a Place of Payment for such series located outside the United States. Capital may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any redemption of Debt Securities of any series, Capital shall not be required (i) to issue, to register the transfer of, or to exchange Debt Securities of any series during a period of 15 Business Days immediately preceding the date notice is given identifying the serial numbers of the Debt Securities of that series called for redemption, or (ii) to issue, to register the transfer of or to exchange any Registered Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series, provided that such Registered Security shall be immediately surrendered for redemption with written instruction for payment consistent with the provisions of the Indenture.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below), which will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be registered for transfer or exchange except (i) as a whole by the Depositary for such Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or a nominee of such Depositary to a successor Depositary or a nominee of such successor Depositary, and (ii) in any other circumstances described in the Prospectus Supplement applicable thereto. The term "Global Security," when used with respect to any series of Debt Securities, means a Debt Security that is executed by Capital and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the Outstanding Debt Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement applicable thereto. Capital expects that the following provisions will apply to depositary arrangements.

  Debt Securities that are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by Capital, by Capital. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown only on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee or any such participant (with respect to interests of persons held by such participants on their behalf) for such Global Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner and the Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest to exercise any rights of a Holder of Debt Securities under the Indenture. Capital understands that under existing industry practices, if Capital requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, then the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

  Although the Indenture contains certain covenants, described below, with respect to limitations on liens and merger or consolidation, these covenants do not focus on the debt incurred in many types of transactions and do not otherwise afford protection to Holders of Debt Securities in the event of a highly leveraged transaction that is not in violation of the covenants. Capital does not currently intend to include any covenants or other provisions affording such protection in the Debt Securities or any series thereof. If Capital determines in the future that it is desirable to include covenants or other provisions of this type in any series of securities, they will be described in the Prospectus Supplement for that series.

 CONSOLIDATION, MERGER AND SALE

  Under the terms of the Indenture, neither Capital nor Industries may merge or consolidate with or into any other Corporation, or convey, transfer or lease their properties and assets substantially as an entirety unless (i) the Corporation formed by any such consolidation or into which it is merged or the Person which acquires by conveyance or transfer, or which leases, its properties and assets substantially as an entirety shall be a Corporation organized and existing under the laws of any domestic jurisdiction and shall expressly assume, in the case of Capital, its obligations under the Debt Securities and the Indenture and, in the case of Industries, its obligations under the Indenture and the

Support Agreement, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and (iii) Capital or Industries, as applicable, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

 LIMITATION ON LIENS

  Neither Capital nor Industries will, nor will Industries permit any Subsidiary other than a Utility, to, issue, assume or guarantee any debt for money borrowed (for purposes of this paragraph, "Debt"), secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as "mortgage") upon any property of Capital, Industries or any such Subsidiary (other than a Utility), except indebtedness issued by any such Subsidiary and owned by Industries or any other such Subsidiary (whether such property or indebtedness is owned at the date of the Indenture or thereafter acquired), without effectively securing the Notes equally and ratably with (or prior to) such Debt. The foregoing restrictions do not apply to (i) mortgages on any property, acquired, constructed or improved by Industries or any of the Subsidiaries other than the Utilities after the date of the Indenture which are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of the Indenture, or, in addition to mortgages contemplated by clauses (ii) and (iii) below, mortgages on any property existing at the time of acquisition thereof, provided that the mortgages shall not apply to any property theretofore owned by Industries or any such Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; (ii) existing mortgages on any property or indebtedness of a corporation which is merged with or into or consolidated with Industries or a Subsidiary; (iii) mortgages on property or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary; (iv) mortgages to secure Debt of a Subsidiary to Industries or to another Subsidiary other than a Utility; (v) mortgages in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such mortgages, including, without limitation, mortgages to secure Debt of the pollution control or industrial revenue bond type; (vi) mortgages to secure loans to Industries or any Subsidiary other than a Utility maturing within 12 months from the creation thereof and made in the ordinary course of business; (vii) mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose; (viii) mortgages existing on the date of the Indenture; and (ix) mortgages for the sole purposes of extending, renewing or replacing in whole or in part Debt secured by any mortgage referred to in the foregoing clauses
(i) to (viii), inclusive, or this clause (ix); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the mortgage so extended, renewed or replaced (plus improvements on such property). Furthermore, such restrictions do not apply to the issuance, assumption or guarantee by Industries or any Subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions), does not exceed 5 percent of consolidated net tangible assets of Industries and the Subsidiaries (other than the Utilities), determined in accordance with generally accepted accounting principles and as of a date not more than 90 days prior to the happening of the event for which such determination is being made. For purposes of the foregoing, "consolidated net tangible assets" means the total amount of assets appearing on a consolidated balance sheet of Industries and the Subsidiaries (other than the Utilities), less, without duplication, (i) all current liabilities (excluding any thereof which are by their terms extendable or renewable at the sole option of the obligor thereon without requiring the consent of the obligee to a date more than 12 months after the date on which the determination of consolidated net tangible assets is made),
(ii) all reserves for depreciation and other asset valuation reserves but excluding any reserves for deferred Federal income taxes arising from accelerated amortization or otherwise, (iii) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet, and (iv) all appropriate adjustments on account of minority interests of other persons holding common shares or stock in any Subsidiary.

EVENTS OF DEFAULT

  The Indenture provides, with respect to any series of Debt Securities outstanding thereunder, that any one or more of the following events that has occurred and is continuing shall constitute an Event of Default: (i) default in the payment of any interest upon any Debt Security of that series, when the same becomes due and payable and the continuance of such default for 30 days;
(ii) default in the payment of the principal of or any premium, if any, on any Debt Security of that series when due, whether at maturity, upon redemption, by declaration or otherwise and continuance of such default for a period of three Business Days thereafter; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Securities of that series and the continuance of such default for three Business Days thereafter;
(iv) default in the performance or breach of any covenant or agreement of Capital or Industries in the Indenture or the Support Agreement (other than those referred to in (i), (ii) and (iii) above) and the continuance thereof for 60 days after there shall have been given, by registered or certified mail, to Capital and Industries from the Trustee or from the Holders of at least 25 percent of the Outstanding Debt Securities of that series written notice specifying such default and stating that such notice is a "Notice of Default"; (v) certain events in bankruptcy, insolvency or reorganization of Capital, Industries or Northern Indiana; (vi) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Capital (including a default with respect to Debt Securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Capital (including this Indenture), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay in excess of $5,000,000 of the principal or interest of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled within a period of 90 days after there shall have been given, by registered or certified mail, to Capital by the Trustee or to Capital and the Trustee by the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series written notice specifying such default and stating that such notice is a "Notice of Default"; and (vii) any other Event of Default provided with respect to Debt Securities of that series.

  Each of Capital and Industries will be required to furnish annually to the Trustee a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

  The Holders of not less than a majority in principal amount of the Debt Securities may, on behalf of the Holders of all the Debt Securities, waive any past default under the Indenture with respect to the Debt Securities and its consequences, except a default (i) in the payment of the principal of or interest on any Debt Securities or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debt Securities affected thereby.

ACCELERATION OF MATURITY

  If an Event of Default occurs and is continuing with respect to Debt Securities of a particular series, the Trustee or the Holders of not less than 33 percent in principal amount of Outstanding Debt Securities of that series may declare the Outstanding Debt Securities of that series due and payable immediately.

  At any time after a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee therefor, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series by written notice to Capital, Industries and such Trustee, may rescind and annul such declaration and its consequences if: (i) Capital or Industries has paid or deposited with the Trustee a sum sufficient to pay: (a) all overdue interest on all Debt Securities of that series, (b) the principal of (and premium, if any, on) any such Debt Securities which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such Debt Securities, (c) to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in such Debt Securities, and (d) all sums paid or advanced by such Trustee and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agents and counsel, and any other amounts due the Trustee under the Indenture; and (2) all Events of Default with respect to Debt Securities of that series, other than the non-payment of the principal of such Debt Securities which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.

  The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all the Debt Securities of such series and any related Coupons, waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby.

  Subject to the provisions in the Indenture relating to the duties of the Trustee thereunder, if an Event of Default with respect to Debt Securities of a particular series occurs and is continuing, such Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Debt Securities of such series, unless such Holders shall have offered to such Trustee reasonable indemnity or security against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series; provided, that such direction shall not be in conflict with any rule of law or the Indenture, expose the Trustee to personal liability or be unduly prejudicial to Holders not joining therein, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MODIFICATION OR WAIVER

  Modification and amendment of the Indenture may be made by Capital, Industries and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt

Securities thereunder of any series that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security of such series: (i) change the Stated Maturity of the principal of or any installment of principal of or interest on any Debt Security (except as otherwise provided in the Indenture) of such series, (ii) reduce the principal amount or the rate of interest on, or any premium payable upon the redemption of, any Debt Security of such series, (iii) change any obligation of Capital to pay additional amounts in respect of any Debt Security of such series (except as otherwise provided in the Indenture), (iv) reduce the amount of principal of a Debt Security of such series that is an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Stated Maturity thereof, (v) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security of such series, (vi) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or any Redemption Date therefor, (vii) reduce the above-stated percentage of Holders of Outstanding Debt Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below,
(viii) change any obligation of Capital to maintain an office or agency in any requisite place of payment or an obligation of Capital to maintain an office or agency outside the United States of America (to the extent required pursuant to the terms of the Indenture), or (ix) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities of such series necessary to waive any past default.

  Modification and amendment of the Indenture may be made by Capital, Industries and the Trustee without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another Corporation to Capital or Industries; (ii) to add to the covenants of Capital and Industries for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all of any series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such portion of such series) or to surrender any right or power herein conferred upon Capital; (iii) to add any additional Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior thereto that is entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series; (vii) to secure the Debt Securities; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series under the Indenture in any material respect; (x) to effect assumption by Industries or one of its subsidiaries of Capital's obligations as contemplated by the Indenture; and (xi) to conform the Indenture to any amendments to the Trust Indenture Act.

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. Such a meeting may be called at any time by the Trustee at its discretion for certain purposes set forth in the Indenture relating to Bearer Securities or by the Trustee pursuant to a request made to the Trustee by Capital or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of any series under the Indenture, but in any case, notice shall be given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Debt Securities of that series Outstanding; provided, however, that, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage that is less than a majority in principal amount of Debt Securities of a series Outstanding may be adopted at a meeting or adjourned meeting, duly reconvened and at which a quorum is present, by the affirmative vote of the Holders of such specified percentage in principal amount of the Debt Securities of that series Outstanding. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series, whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of Persons entitled to vote a majority in principal amount of the Debt Securities of a series Outstanding.

INFORMATION CONCERNING THE TRUSTEE

  Except during the continuance of an Event of Default with respect to Debt Securities of any series, the Trustee undertakes to perform, with respect to Debt Securities of such series, only such duties of the Trustee as are specifically set forth in the Indenture, and no implied covenants or obligations shall be read into the Indenture against the Trustee, and in the absence of bad faith on its part, the Trustee may, with respect to Debt Securities of such series, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Indenture. In case an Event of Default with respect to Debt Securities of any series has occurred and is continuing, the Trustee shall exercise, with respect to Debt Securities of such series, such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

MISCELLANEOUS

  Industries or a Subsidiary may directly assume, by a supplemental indenture, the performance of every covenant of the Indenture on the part of Capital to be performed or observed. Upon any such assumption, Industries or such Subsidiary shall succeed to and be substituted for and may exercise every right and power of Capital under the Indenture with the same effect as if Industries or such Subsidiary had been named as Capital therein and Capital shall be released from its liability as obligor on the Debt Securities; provided that, in the case of such assumption by a Subsidiary, the Support Agreement is modified so that references to Capital and its Debt therein are changed to, or modified to include, references to such Subsidiary and its Debt (including the Debt Securities). No such assumption shall be permitted unless Industries has delivered to the Trustee an Officers' Certificate of Industries and an Opinion of Counsel for Industries, each stating that such assumption and supplemental indenture comply with the Indenture that all conditions precedent therein provided for relating to such transaction have been complied with and, in the event of assumption by a Subsidiary, that Industries' obligations under the Indenture and the Support Agreement (modified as aforesaid) remain in full force and effect.

                     DESCRIPTION OF THE SUPPORT AGREEMENT

  The Support Agreement between Capital and Industries provides that, during the term thereof, (i) Industries will own all of the voting stock of Capital,
(ii) Industries will cause Capital to have at all times a positive net worth (net assets less intangible assets, if any), as determined in accordance with generally accepted accounting principles, and (iii) if Capital is unable to make timely payment of principal of or any premium or interest on any Debt (as defined below) issued by Capital, Industries will, at the request of Capital or any Lender (as defined below), provide funds to Capital to make such payments. The Support Agreement also provides that any Lender to Capital shall have the right to demand that Capital enforce its rights against Industries under the Support Agreement as described in the previous sentence, and, in the event that Capital fails to require Industries to perform such obligations or Capital defaults in the timely payment of principal of or any premium or interest on any Debt owed to a Lender, such Lender may proceed directly against Industries to enforce Capital's rights against Industries under the Support Agreement or to obtain payment of such defaulted principal, premium or interest owed to such Lender.

  The Support Agreement provides that in no event may any Lender, on default of Capital or Industries or upon failure by Capital or Industries to comply with the Support Agreement, have recourse to or against the stock or assets of Northern Indiana, or any interest of Capital or Industries therein. Notwithstanding this limitation, the Support Agreement provides that funds available to Industries to satisfy any obligations under the Support Agreement will include cash dividends paid by Northern Indiana to Industries. In addition to the cash dividends paid to Industries by any Subsidiary, the assets of Industries other than the stock and assets of Northern Indiana are available as recourse to holders of Capital's Debt. The carrying value of such assets reflected in Industries' consolidated balance sheet at December 31, 1996 is approximately $519 million. The term "Debt" is defined in the Support Agreement as debt securities or other obligations, and includes the Debt Securities. The term "Lender" is defined in the Support Agreement as any person, firm or corporation to which Capital is indebted for money borrowed or to which Capital otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm or corporation. The Indenture provides that each Holder of a Subordinated Debenture, as well as the Trustee, shall be considered a "Lender" for purposes of the Support Agreement.

  Funds to pay the principal of and interest on the Debt Securities pursuant to the Support Agreement would come from earnings in the form of dividends paid to Industries by Northern Indiana, Kokomo Gas and NIFL, the earnings of other businesses of Industries and its subsidiaries or the proceeds of refinancing transactions. During the next few years, it is expected that the majority of Industries' earnings that would ultimately be available to pay the principal of and interest on the Debt Securities will depend upon dividends paid to Industries by Northern Indiana. Northern Indiana's Indenture of Mortgage provides that Northern Indiana will not declare or pay any dividends on any class of capital stock (other than preferred or preference stock) except out of earned surplus or net profits of Northern Indiana. At December 31, 1996, Northern Indiana had approximately $146 million of retained earnings (earned surplus) available for the payment of dividends. Future dividends payable by Northern Indiana to Industries will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments. In addition, since Industries is a holding company, the right of its creditors, including Holders of the Debt Securities pursuant to the Support Agreement, to participate in any distribution of the assets of any subsidiary other than Capital upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent claims of Industries as a creditor may be recognized. The Indenture does not limit the amount of indebtedness that Capital, Industries or any of Industries' other subsidiaries may incur.

  The Support Agreement may be amended or terminated at any time by agreement of Industries and Capital, provided that (i) no amendment regarding the terms described above may be made unless all Lenders consent in advance and in writing to such amendment; (ii) no amendment regarding any other term of the Support Agreement may be made in a manner that adversely affects the rights of Lenders unless all affected Lenders consent in advance and in writing to such amendment; and (iii) no termination shall be effective until such time as all Debt (including the Debt Securities) shall have been paid in full.

                             PLAN OF DISTRIBUTION

  Capital may sell the Debt Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to purchasers; (iii) through agents; or (iv) through any combination of the above. The Prospectus Supplement with respect to the Debt Securities will set forth the terms of the offering, the purchase price of the Debt Securities and the proceeds to Capital from such sale, any underwriters, dealers or agents, any fees, underwriting discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or reallowed or paid to dealers or agents.

  If underwriters are involved in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of the Debt Securities will be named in the Prospectus Supplement relating to such offering or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Debt Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Debt Securities offered by the Prospectus Supplement if any are purchased.

  If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, Capital will sell such Debt Securities to the dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  The Debt Securities may be sold directly by Capital or through agents designated by Capital from time to time. Any agent involved in the offer or sale of the Debt Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Capital to such agent will be set forth in, the Prospectus Supplement relating thereto.

  The Debt Securities may be sold directly by Capital to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  Agents, dealers and underwriters may be entitled under agreements entered into with Capital and Industries to indemnification by Capital and Industries against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Capital and Industries in the ordinary course of business.

                                 LEGAL OPINION

  The validity of the Debt Securities offered hereby and the Support Agreement will be passed upon for Capital by Schiff Hardin & Waite, Chicago, Illinois. The opinions with respect to the Debt Securities may be conditioned upon, and subject to certain assumptions regarding, future action to be taken by Capital, Industries and the Trustee in connection with the issuance and sale of particular Debt Securities, the specific terms of the Debt Securities and other matters that may affect the validity of the Debt Securities but that cannot be ascertained on the date of such opinions.

                                    EXPERTS

  The consolidated financial statements and schedules of Industries and its subsidiaries incorporated by reference in this Registration Statement from Industries' 1995 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and Current Report on Form 8-K as filed on February 14, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Registration Statement in reliance upon the authority of said firm as experts in giving said reports. Reference is made to Industries' 1995 Annual Report on Form 10-K, which includes an explanatory paragraph with respect to changes in the methods of accounting for income taxes and post-retirement benefits other than pensions, as discussed in the notes to the consolidated financial statements.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUP-PLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUP-PLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY-ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY-ONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS



                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Risk Factors............................................................... S- 3
Description of Notes....................................................... S- 5
Special Provisions Relating to Foreign Currency Notes...................... S-22
Certain United States Federal Income Tax Considerations.................... S-24
Plan of Distribution....................................................... S-33
Legal Opinions............................................................. S-34

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents By Reference............................    2
The Companies..............................................................    3
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   14
Legal Opinion..............................................................   14
Experts....................................................................   15

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $300,000,000

                               MEDIUM-TERM NOTES
                            DUE NINE MONTHS OR MORE
                              FROM DATE OF ISSUE

                                    NIPSCO

                             CAPITAL MARKETS, INC.

    ENTITLED TO THE BENEFIT OF A SUPPORT AGREEMENT PROVIDING THE PAYMENT OF
                           PRINCIPAL AND INTEREST BY

                                    NIPSCO

                               INDUSTRIES, INC.

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                             MORGAN STANLEY & CO.
                                 INCORPORATED

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses in connection with the distribution of the Debt Securities being registered. All amounts shown below are estimates, except the registration fee:

      Registration fee of the Securities and Exchange Commission... $ 90,909.09
      Accountants' fees and expenses...............................   20,000.00
      Legal fees and expenses......................................   75,000.00
      Printing Registration Statement, prospectus and exhibits and
       other printing expenses.....................................   25,000.00
      Trustee fees and expenses....................................    3,000.00
      Rating agency fees...........................................   30,000.00
      Blue sky fees, expenses and legal fees.......................    7,500.00
      Miscellaneous................................................    3,990.91
                                                                    -----------
          Total.................................................... $255,400.00
                                                                    ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-Laws of Industries provide for indemnification by Industries of each director and officer of Industries and Capital to the fullest extent permitted by law for liability of such director or officer arising by reason of his or her status as a director or officer of Industries or Capital. Under the By-Laws of Industries as well as the Indiana Business Corporation Law (the "Indiana BCL"), Industries is required to indemnify the directors and officers of Industries and Capital against expenses, judgments, decrees, fines, penalties and settlements actually and reasonably incurred by such person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of his or her connection with Industries and Capital, provided that such person acted in good faith and in a manner he or she reasonably believed to be in the best interest of Industries and Capital, or, with respect to a criminal proceeding, has no reasonable cause to believe that his or her conduct was unlawful.

  The By-Laws of Industries provide that except where a director or officer is substantially and finally successful on the merits, Industries may not indemnify a director or officer (unless ordered by a court) until after a determination has been made that indemnification of the director or officer is permissible because he or she met the applicable standards of conduct. Industries also may not advance expenses prior to the disposition of an action, suit or proceeding until: (a) the director or officer provides Industries with a written affirmation of his or her good faith belief that he or she has met the applicable standards of conduct and an undertaking to repay the advance if it is ultimately determined that he or she did not meet the applicable standards of conduct, and (b) a determination has been made, that, based on the facts then known to those making the determination, the director or officer met the applicable standards of conduct. The determination that a director or officer has met the applicable standards of conduct may be made by a majority vote of a quorum consisting of disinterested directors, a majority vote of a committee designated by the board of directors consisting of two or more disinterested directors (only if a quorum of the board cannot be obtained), special legal counsel or a majority vote of disinterested shareholders.

  As authorized under the By-Laws of Industries and the Indiana BCL, Industries and its subsidiaries, including Capital, have insurance which insures directors and officers for acts committed as such directors or officers which are determined not to be indemnifiable under Industries' indemnity provisions.

  Section 7 of the Distribution Agreement filed as Exhibit 1 to this Registration Statement provides for the indemnification of Capital and Industries and their respective officers and directors and each person, if any, who controls Capital or Industries within the meaning of the Securities Act, against certain liabilities in connection with the offering described herein, including liabilities under the federal securities laws, under certain circumstances.

ITEM 16. EXHIBITS

  The Exhibits filed herewith are set forth on the Exhibit Index filed as a part of this Registration Statement.

ITEM 17. UNDERTAKINGS

  The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Debt Securities offered (if the total dollar value of Debt Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Debt Securities offered therein, and the offering of such Debt Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Debt Securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Industries' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Debt Securities offered therein, and the offering of such Debt Securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Debt Securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HAMMOND, STATE OF INDIANA, ON THE 25TH DAY OF FEBRUARY, 1997.

                                          NIPSCO Industries, Inc.
                                                 (Registrant)

                                                   /s/ Gary L. Neale
                                          By___________________________________
                                                       Gary L. Neale
                                               Chairman, President and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Gary L. Neale             Chairman, President, Chief    February 25, 1997
____________________________________   Executive Officer and
           Gary L. Neale               Director


      /s/ Stephen P. Adik            Executive Vice President,     February 25, 1997
____________________________________   Chief Financial Officer
          Stephen P. Adik

     /s/ Jerry M. Springer           Controller and Principal      February 25, 1997
____________________________________   Accounting Officer
         Jerry M. Springer

     /s/ Steven C. Beering*          Director                      February 25, 1997
____________________________________
         Steven C. Beering

      /s/ Arthur J. Decio*           Director                      February 25, 1997
____________________________________
          Arthur J. Decio

    /s/ Ernestine M. Raclin*         Director                      February 25, 1997
____________________________________
        Ernestine M. Raclin

      /s/ Denis E. Ribordy*          Director                      February 25, 1997
____________________________________
          Denis E. Ribordy

       /s/ Ian M. Rolland*           Director                      February 25, 1997
____________________________________
           Ian M. Rolland

     /s/ Edmund A. Schroer*          Director                      February 25, 1997
____________________________________
         Edmund A. Schroer

      /s/ John W. Thompson*          Director                      February 25, 1997
____________________________________
          John W. Thompson

    /s/ Robert J. Welsh, Jr.*        Director                      February 25, 1997
____________________________________
        Robert J. Welsh, Jr.


    /s/ Arthur A. Paquin
*By ___________________________
        Arthur A. Paquin
        Attorney in Fact

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HAMMOND, STATE OF INDIANA, ON THE 25TH DAY OF FEBRUARY, 1997.

                                          NIPSCO Capital Markets, Inc.
                                                 (Registrant)

                                                  /s/ Stephen P. Adik
                                          By___________________________________
                                                      Stephen P. Adik
                                               President and Chief Executive
                                                          Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Gary L. Neale             Chairman and Director         February 25, 1997
____________________________________
           Gary L. Neale

       /s/ Stephen P. Adik           President, Director and       February 25, 1997
____________________________________   Chief Executive Officer
          Stephen P. Adik

      /s/ Jeffrey W. Yundt           Executive Vice President and  February 25, 1997
____________________________________   Director
          Jeffrey W. Yundt

     /s/ Jerry M. Springer           Vice President and Chief      February 25, 1997
____________________________________   Financial Officer
         Jerry M. Springer

      /s/ Arthur A. Paquin           Comptroller and Principal     February 25, 1997
____________________________________   Accounting Officer
          Arthur A. Paquin

     /s/ Patrick J. Mulchay          Director                      February 25, 1997
____________________________________
         Patrick J. Mulchay


                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
 NUMBER                             EXHIBIT                              NUMBER
 -------                            -------                              ------
  1      Form of Distribution Agreement among NIPSCO Capital Markets,
         Inc., NIPSCO Industries, Inc., Goldman, Sachs & Co., Merrill
         Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
         Incorporated, and Morgan Stanley & Co. Incorporated
  4.1    Form of Indenture among NIPSCO Capital Markets, Inc., NIPSCO
         Industries, Inc. and The Chase Manhattan Bank, as Trustee
  4.2    Support Agreement dated April 4, 1989 as amended as of May
         15, 1989, December 10, 1990 and February 14, 1991, between
         NIPSCO Industries, Inc. and NIPSCO Capital Markets, Inc.
         (incorporated by reference to Exhibit 4.2 to the Registration
         Statement on Form S-3 filed by Capital and Industries on
         November 13, 1992 (Registration No. 33-54516))
  4.3    Form of Floating Rate Note
  4.4    Form of Fixed Rate Note
  5      Opinion of Schiff Hardin & Waite as to the legality of the
         Debt Securities
 12      Statement re Computation of Ratio of Earnings to Fixed
         Charges
 23.1    Consent of Arthur Andersen LLP
 23.2    Consent of Schiff Hardin & Waite (contained in their opinion filed as Exhibit 5)
 24.1    Powers of Attorney of the directors of NIPSCO Industries,
         Inc.
 25      Form T-1, Statement of Eligibility of The Chase Manhattan
         Bank